Exhibit 99.2

SE Global Equities Corp. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America
OTCBB: SEGB New Symbol: SNMD	SEG Announces Symbol Change & Update	Sept 20th, 2005.

DIAMOND BAR, Calif., Sept. 20, 2005 (PRIMEZONE) -- SE Global Equities Corp. (OTC BB:SEGB.OB - News) (``SEG'') is pleased to announce that it is in the process of completing the acquisition of Sun New Media Group Ltd (``SNMG'') from Chinese media group Sun Media Investment Holdings Ltd (``SMIH''). SEG has tendered all necessary documents and material into escrow to close the transaction and is waiting for SMIH to deliver the remaining documents and material. The parties have agreed to an effective closing date of September 18, 2005.

Effective Sept 20th, 2005, SEG will commence trading under its new name ``Sun New Media Inc.'' (SNM) and on a consolidated basis under the new trading symbol: SNMD.

China's population is approximately 1.3 billion but the Internet penetration rate is relatively low at approximately 7.9%, which represents only about 100 million people. By 2008, the number of Internet users in China is expected to reach 252 million, surpassing that of the U.S. despite only representing 19% of the expected population at that time. SNM aims to secure a major share of the multimedia market in China, which is expected to become the largest sector in the Chinese economy by 2010, exceeding aggregate revenues of RMB 1500 Billion(See note) (USD 181 Billion).

``Our goal is to become China's preeminent leader in the multimedia sector which spans from traditional print and television to the new mediums of online delivery,'' said Bruno Wu, Chairman of Sun New Media Inc. and its parent company Sun Media Investment Holdings Ltd. ``In addition to SMIH's extensive presence in China's traditional media markets, Sun New Media will be the flagship to expand aggressively in the Internet sector and capture a substantial share of China's online media market''.

SE Global's former parent company, Capital Alliance Group's President and CEO, Toby Chu commented, ``since the establishment of our first business school in 1994, we have securely positioned ourselves to prosper in China's growing economy. Capital Alliance will continue to support Dr. Wu's company and vision by providing our expertise and sharing our experiences to enhance the value for our strategic holdings in Sun New Media Inc.''

About Sun Media

Sun Media Investment Limited (``SMIH'') is the majority shareholder and parent company of Sun New Media Inc. SMIH is an investment group focusing on growth opportunities in media markets in Asia, particularly Greater China. SMIH enhances its value by creating and sustaining branded content platforms, which it can leverage across many different forms of media. Today, SMIH has activities in six strategic areas: television, news media, publishing, education, advertising and sports. In all, Sun Media Investment Holdings has direct interests in 11 media companies, through which it holds shares in more than 30 media operations, controlling no less than 60 media brands in 9 countries and 15 cities. To view a recent corporate video on Sun Media Investment Holdings visit: http://www.cag-global.com/newflash/sun.html. For more information on Sun New Media Inc. please visit the company's new website at http://www.sunnewmedia.net

SE Global Equities Corp. "Toby Chu" Toby Chu Chairman & C.E.O.	Sun New Media Inc. "Bruno Wu" Bruno Wu Chairman

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: investor@SEGlobal.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.